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                                                     Prospectus Supplement No. 3
                                             Filed Pursuant to 424(b)(3) and (c)
                                            Registration Statement No. 333-15169

                 PROSPECTUS SUPPLEMENT NO. 3 DATED JULY 9, 1999
                      TO PROSPECTUS DATED DECEMBER 18, 1996

                                 METRICOM, INC.

                                   $45,000,000
                   8% Convertible Subordinated Notes Due 2003
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof

Please read this prospectus supplement in conjunction with the prospectus dated December 18, 1996 (the "Prospectus"). The following table supersedes the table on pages 28 and 29 of the Prospectus setting forth information concerning the selling securityholders, the prospectus supplement dated January 2, 1997 and the prospectus supplement No. 2 dated May 6, 1997:

                             SELLING SECURITYHOLDERS

The following table sets forth the names of the selling securityholders and the principal amount of notes and number of conversion shares that may be offered pursuant to the Prospectus. This table is based upon information provided by U.S. Trust Company of California, N.A., trustee under the Indenture, and by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of their Notes or Conversion Shares.


                                                      SHARES OF COMMON STOCK            NOTES OR CONVERSION
                                                     BENEFICIALLY OWNED PRIOR              SHARES BEING
                                                        TO OFFERING(1)(3)                    OFFERED
                                                    -------------------------     ------------------------------
                                                                                                       NUMBER OF
                                                                                   PRINCIPAL          CONVERSION
NAME                                                  NUMBER       PERCENT(2)       AMOUNT           SHARES(3)(4)
----                                                -----------    ----------     ----------         -----------
ABN-AMRO Incorporated ............................     20,618**         *            300,000             20,618
Bechtel Trust & Thrift Plan ......................      6,872**         *            100,000              6,872
Cincinnati Bell Telephone Convertible                  25,085**         *            365,000             25,085
        Value Fund ...............................
Commonwealth Life Insurance Camden
        Nonenhanced ..............................     68,728**         *        $ 1,000,000             68,728
Deephaven Market Neutral Trading L.P..............     28,865**         *            420,000             28,865
Deephaven Market Neutral Trading Limited .........     67,353**         *            980,000             67,353
Dow Chemical Retirement Plan .....................     17,182**         *            250,000             17,182
Father Schmidt Foundation for Youth ..............      6,872**         *            100,000              6,872
Global Bermuda Limited Partnership ...............    185,567**         *          2,700,000            185,567
Greyhound Lines ..................................      6,872**         *            100,000              6,872
Helix Convertible Opportunities Fund, Ltd.........      4,124**         *             60,000              4,124
Helix Convertible Opportunities, L.P..............     10,309**         *            150,000             10,309
KA Trading L.P....................................     74,674**         *          1,086,510             74,674
KA Management Limited ............................     14,672**         *            213,490             14,672
Laterman Strategies 90's LP.......................     21,374**         *            311,000             21,374
Laterman & Company ...............................     14,707**         *            214,000             14,707
Lautze & Lautze Accountancy Corp..................      6,872**         *            100,000              6,872
LDG Limited ......................................     17,182**         *            250,000             17,182
Lindner Investments ..............................  1,546,390(7)        7%        22,500,000          1,546,390
Lynch Loofbourrow et al. Pension .................     13,745**         *            200,000             13,745



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
                                                      SHARES OF COMMON STOCK            NOTES OR CONVERSION
                                                     BENEFICIALLY OWNED PRIOR              SHARES BEING
                                                        TO OFFERING(1)(3)                    OFFERED
                                                    -------------------------     ------------------------------
                                                                                                       NUMBER OF
                                                                                   PRINCIPAL          CONVERSION
NAME                                                  NUMBER       PERCENT(2)       AMOUNT           SHARES(3)(4)
----                                                -----------    ----------     ----------         -----------
Marcia Diamond, Trustee, The Marcia
        Diamond Trust of 1995 ....................      7,872(6)        *            100,000              6,872
McLean Trust .....................................     13,745**         *            200,000             13,745
North Pole Capital Investments Limited ...........     34,364**         *            500,000             34,364
Offshore Strategies Ltd...........................     36,082**         *            525,000             36,082
Ohio Carpenters' Pension Trust ...................      6,872**         *            100,000              6,872
Pabst Brewing Co..................................     41,237**         *            600,000             41,237
August J. Pelizzi, Jr ............................      6,872**         *            100,000              6,872
Philip Morris Master Trust .......................     34,364**         *            500,000             34,364
RCASF High School Teachers Pension ...............     13,745**         *            200,000             13,745
RCB Boise General Investment .....................      6,872**         *            100,000              6,872
Joseph J. Ritchie ................................    418,312(5)        *          2,900,000            199,312
Salesian Society--General ........................      6,872**         *            100,000              6,872
Santa Clara Missions Cemetery ....................     10,309**         *            150,000             10,309
San Felipe Del Rio Foundation ....................      6,872**         *            100,000              6,872
SCU Schmidt Foundation ...........................     13,745**         *            200,000             13,745
Shepherd Management Service ......................        687**         *             10,000                687
Smith Barney Inc..................................     68,728**         *          1,000,000             68,728
Southern New England Telephone ...................      6,872**         *            100,000              6,872
St. Mary's Pooled Endowment ......................     17,182**         *            250,000             17,182
St. Patrick's Seminary--Brd Dir End ..............     13,745**         *            200,000             13,745
State Retirement and Pension Plan of
     Maryland ....................................     51,546**         *            750,000             51,546
TCW Galileo Convertible Securities Fund ..........     14,089**         *            205,000             14,089
TCW Convertible Strategy Fund ....................     39,175**         *            570,000             39,175
TCW Convertible Value Fund .......................     47,422**         *            690,000             47,422
TCW Convertible Value Securities Fund ............    130,927**         *          1,905,000            130,927
TQA Arbitrage Fund, L.P...........................     26,460**         *            385,000             26,460
TQA Vantage Fund, Ltd.............................     18,213**         *            265,000             18,213
TQA Leverage Fund, L.P............................     17,182**         *            250,000             17,182
TQA Vantage Plus, Ltd.............................     17,182**         *            250,000             17,182
World Wide Transactions Ltd.......................      1,375**         *             20,000              1,375
WR Investment Partners ...........................        687**         *             10,000                687

---------------
*       Less than one percent.

**      Represents conversion shares.

(1) Beneficial ownership is determined in accordance with the Rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Based on 19,497,032 shares of common stock outstanding on June 7, 1999 and assuming 3,092,783 conversion shares.

(3) Assumes a conversion price of $14.55 per share and a cash payment in lieu of any fractional interest.

(4) Assuming the conversion of all the Notes and the sale by the selling securityholders of all of the conversion shares, (a) none of the selling securityholders will beneficially own shares of common stock following the offering except shares of common stock other than conversion shares set forth in notes 5, 6 and 7 below, and (b) none of the selling securityholders will beneficially own more than one percent of the 22,589,815 shares of common stock outstanding (based on the number of shares outstanding on June 7, 1999 and 3,092,783 conversion shares) except Lindner Investments (7%).

(5)     Includes 219,000 shares of the Company's common stock held by Mr.
        Ritchie.



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(6)     Includes 1,000 shares of the Company's common stock held by Marcia
        Diamond, Trustee, The Marcia Diamond Trust of 1995.

(7) Based on a Schedule 13D filed with the SEC on December 26, 1996 and most recently amended on October 12, 1997 and a Schedule 13G Amendment filed on August 28, 1996. Includes 1,546,390 shares of common stock issuable upon conversion of 8% Convertible Notes due 2003. Ryback Management Corporation has sole voting and dispositive power over the shares held by Lindner Investments. Ryback Management Corporation disclaims beneficial ownership of the shares in which it has no pecuniary interest.

Other than as set forth in the table, none of the selling securityholders listed above had any material relationship with the Company, other than as a result of ownership of the notes or common stock, within the three-year period ending on the date of this Prospectus. Additional selling securityholders or other information concerning selling securityholders may be set forth in supplements to this Prospectus from time to time. Up to $45,000,000 aggregate principal amount of notes may be offered hereby.

The Company can give no estimate as to the principal amount of notes or conversion shares that will be held by the selling securityholders after completion of this offering because:

o the selling securityholders may offer all or some of the notes that they hold and/or conversion shares pursuant to the offering contemplated by this Prospectus; and

o there are currently no agreements, arrangements or understandings with respect to the sale of any of the notes or conversion shares by the selling securityholders.

Potential investors are advised to review Metricom's risk factors set forth in Metricom's report on form 8-K filed on July 9, 1999. We are incorporating those risk factors by reference into this supplement.


          The date of this Prospectus Supplement No. 3 is July 9, 1999



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